                                                                     Exhibit 12


                                  POPULAR, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)


                                            Period ended
                                               June 30,                                   Year Ended December 31,
                                                 1999            1998          1997          1996          1995          1994

Income before income taxes                     170,377         307,019       284,026       256,027       206,130       175,177

Fixed charges:

    Interest expense                           422,506         778,691       707,348       591,540       521,624       351,633

    Estimated interest component
    of net rental payments                       4,409           8,817         7,779         7,065         6,012         5,568

    Total fixed charges including
    interest on deposits                       426,915         787,508       715,127       598,605       527,636       357,201

    Less:  Interest on deposits                220,970         411,492       366,528       350,221       329,783       247,726

    Total fixed charges excluding
    interest on deposits                       205,945         376,016       348,599       248,384       197,853       109,475

Income before income taxes and fixed
charges (including interest on deposits)      $597,292      $1,094,527      $999,153      $854,632      $733,766      $532,378

Income before income taxes and fixed
charges (excluding interest on deposits)      $376,322      $  683,035      $632,625      $504,411      $403,983      $284,652

Preferred stock dividends                        4,175           8,350         8,350         8,350         8,350         4,630

Ratios of earnings to fixed charges

    Including interest on Deposits                 1.4             1.4           1.4           1.4           1.4           1.5

    Excluding interest on Deposits                 1.8             1.8           1.8           2.0           2.0           2.6

Ratio of earnings to fixed charges &
Preferred Stock Dividends

    Including interest on Deposits                 1.4             1.4           1.4           1.4           1.4           1.5

    Excluding interest on Deposits                 1.8             1.8           1.8           2.0           2.0           2.5

Preferred Stock Dividends                        4,175           8,350         8,350         8,350         8,350         4,630

Rental expense                                  13,226          26,451        23,336        21,196        18,037        16,705

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